Exhibit 99.1

Janus Henderson Group plc reports fourth quarter 2018 diluted EPS of US$0.54, or US$0.59 on an adjusted basis

•                  Fourth quarter net income of US$106.8 million, and adjusted net income of US$117.5 million, reflect a higher tax rate driven primarily by a true-up in the quarter for mix shift in regional profitability

•                  AUM of US$328.5 billion, down 13% compared to the prior quarter, reflecting market conditions and net outflows of US$8.4 billion

•                  Completed US$50 million of share buybacks during the quarter; completed US$100 million of share buybacks during 2018

•                  Board declared quarterly dividend of US$0.36 per share and approved additional authorisation of US$200 million of buybacks in 2019

•                  Achieved targeted cost synergies of US$125 million, well ahead of plan

LONDON — 5 February 2019 — Janus Henderson Group plc (NYSE/ASX: JHG; ‘JHG’, ‘the Group’) published its fourth quarter and full year 2018 results for the period ended 31 December 2018.

Fourth quarter 2018 net income attributable to JHG was US$106.8 million compared to US$111.2 million in the third quarter 2018 and US$471.7 million in the fourth quarter 2017 (fourth quarter 2017 net income included a one-time non-cash tax benefit of US$340.7 million related to changes in US tax legislation). Adjusted net income attributable to JHG, adjusted for one-time, acquisition and transaction related costs, of US$117.5 million declined 15% compared to US$138.6 million in the third quarter 2018 and declined 21% compared to US$147.9 million in the fourth quarter 2017.

Fourth quarter 2018 diluted earnings per share was US$0.54 compared to US$0.55 in the third quarter 2018 and US$2.32 in the fourth quarter 2017 (fourth quarter 2017 diluted earnings per share included US$1.67 per diluted share related to changes in US tax legislation). Adjusted diluted earnings per share of US$0.59 declined 14% compared to US$0.69 in the third quarter 2018 and declined 19% versus US$0.73 in the fourth quarter 2017.

Fourth quarter 2018 financial results reflect a higher tax rate due primarily to a true-up in the quarter for the mix shift in regional profitability. Going forward, the firm’s statutory tax rate is expected to be 23% to 25%; the effective rate will be impacted by various differences which arise quarter to quarter.

Dick Weil, Chief Executive Officer of Janus Henderson Group plc, stated:

“Against a backdrop of volatile markets and ongoing change in the asset management sector, 2018 was a year of further transformation for our firm. On the positive side, we made significant progress driving towards merger completion, transforming from two separate legacy companies into Janus Henderson. I am very pleased that we were able to complete our integration efforts and realise our cost synergies of US$125 million well ahead of plan in 2018. Additionally, in 2018 the business continued to generate strong cash flow - we returned a majority of this cash flow to shareholders through dividends, repaying our convertible notes and by completing our US$100 million share buyback.

“Despite this progress and our continued success taking market share in our largest geography — US active equity mutual funds — we faced the same global market challenges and headwinds as the wider industry, combined with an aggregate US$18 billion outflow, which was disappointing.

“As an active manager, the current volatile environment causes our clients to look to us for help and support.  It provides us with an especially important opportunity to earn our clients’ loyalty and to differentiate ourselves from our competition — both active and passive. We enter 2019 confident in our ability to deliver for our clients and we are committed to a continued focus on operational efficiency, while developing initiatives for future growth.”

SUMMARY OF FINANCIAL RESULTS (unaudited) (in US$ millions, except per share data or as noted)

The Group presents its financial results in US$ and in accordance with accounting principles generally accepted in the United States of America (‘US GAAP’ or ‘GAAP’). However, in the opinion of Management, the profitability of the Group and its ongoing operations is best evaluated using additional non-GAAP financial measures on an adjusted basis. See adjusted statements of income reconciliation for additional information. Results for 2017 were recast to reflect the adoption of the new revenue recognition standard to conform to the 2018 presentation; the change in presentation does not affect the Group’s reporting on an adjusted basis, as distribution expenses are netted against revenue. Pro forma results are based on the combined results of JHG as if the merger took place at the beginning of the period.

	Three months ended			Year ended
						31 Dec
	31 Dec	30 Sep	31 Dec	31 Dec	31 Dec	2017
	2018	2018	2017	2018	2017	(pro forma)
GAAP basis:
Revenue	545.1	581.2	621.8	2,306.4	1,818.3	2,295.9
Operating expenses	395.1	432.9	425.2	1,656.6	1,376.0	1,766.7
Operating income	150.0	148.3	196.6	649.8	442.3	529.2
Operating margin	27.5%	25.5%	31.6%	28.2%	24.3%	23.0%
Net income attributable to JHG	106.8	111.2	471.7	523.8	655.5	704.6
Diluted earnings per share	0.54	0.55	2.32	2.61	3.93	3.46

	Three months ended			Year ended
					31 Dec
	31 Dec	30 Sep	31 Dec	31 Dec	2017
	2018	2018	2017	2018	(pro forma)
Adjusted basis:
Revenue	442.7	468.9	505.3	1,859.7	1,848.1
Operating expenses	277.4	288.4	284.9	1,133.7	1,116.2
Operating income	165.3	180.5	220.4	726.0	731.9
Operating margin	37.3%	38.5%	43.6%	39.0%	39.6%
Net income attributable to JHG	117.5	138.6	147.9	549.6	504.4
Diluted earnings per share	0.59	0.69	0.73	2.74	2.48

Fourth quarter 2018 adjusted revenue of US$442.7 million decreased from the third quarter 2018 result of US$468.9 million as management fees declined in line with an 8% decline in average AUM partially offset by a seasonal increase in performance fees. Fourth quarter 2018 adjusted operating income of US$165.3 million decreased from US$180.5 million in the third quarter 2018, with lower adjusted revenue slightly offset by lower operating expenses primarily due to long-term incentive compensation mark to market.

BREXIT UPDATE

Janus Henderson has a long history in continental Europe and already has fund ranges in the UK, Luxembourg and Ireland. We have completed our contingency preparations and we are in a strong position to continue to serve investors in the UK and the EU irrespective of the outcome. The announcements from ESMA last week on the subject of delegation are welcomed, and support our current planning assumptions.

DIVIDEND AND SHARE BUYBACK

On 4 February 2019, the Board declared a fourth quarter dividend in respect of the three months ended 31 December 2018 of US$0.36 per share. Shareholders on the register on the record date of 15 February 2019 will be paid the dividend on 26 February 2019. Janus Henderson does not offer a dividend reinvestment plan.

During the fourth quarter, JHG purchased approximately 2.2 million in aggregate of its ordinary shares on the NYSE and its CHESS Depositary Interests (CDIs) on the ASX for a total outlay of US$50 million.

Additionally, on 4 February 2019, and subject to formally appointing a corporate broker, the Board approved JHG commencing a new on-market buyback programme in 2019, on a date to be determined and announced by JHG. The Group intends to spend up to US$200 million to buy its ordinary shares on the NYSE and its CDIs on the ASX over 12 months. Further information regarding the proposed on-market buyback programme will be announced immediately prior to its finalisation and formal launch.

During the first quarter 2019, the firm will purchase shares on market for the annual share grants associated with 2018 variable compensation, which is not connected with the above Board approval. As a firm policy, Janus Henderson does not issue new shares to employees as part of its annual compensation practices.

Net tangible assets per share

US$	31 Dec 2018	31 Dec 2017
Net tangible assets per ordinary share	1.32	0.68

Net tangible assets are defined by the ASX as being total assets less intangible assets less total liabilities ranking ahead of, or equally with, claims of ordinary shares.

AUM AND FLOWS (in US$ billions)

Pro forma results are based on the combined results of JHG as if the merger took place at the beginning of the period. FX reflects movement in AUM resulting from changes in foreign currency rates as non-USD denominated AUM is translated into USD. Redemptions include impact of client switches. The reclassification in the fourth quarter 2018 reflects an operational reclassification of an existing client’s funds.

Total Group comparative AUM and flows

	Three months ended			Year ended
					31 Dec
	31 Dec	30 Sep	31 Dec	31 Dec	2017
	2018	2018	2017	2018	(pro forma)
Opening AUM	378.1	370.1	360.5	370.8	319.2
Sales	16.6	17.7	20.0	71.1	77.9
Redemptions	(25.0)	(22.0)	(22.9)	(89.2)	(88.1)
Net sales / (redemptions)	(8.4)	(4.3)	(2.9)	(18.1)	(10.2)
Market / FX	(41.2)	12.3	13.2	(24.2)	62.5
Acquisitions / (disposals)	—	—	—	—	(0.7)
Closing AUM	328.5	378.1	370.8	328.5	370.8

Quarterly AUM and flows by capability

		Fixed	Quantitative
	Equities	Income	Equities	Multi-Asset	Alternatives	Total
AUM 31 Dec 2017	189.7	80.1	49.9	31.6	19.5	370.8
Sales	9.9	5.3	1.7	1.3	1.5	19.7
Redemptions	(11.7)	(5.6)	(1.4)	(1.2)	(2.5)	(22.4)
Net sales / (redemptions)	(1.8)	(0.3)	0.3	0.1	(1.0)	(2.7)
Market / FX	2.8	0.2	0.2	0.1	0.5	3.8
AUM 31 Mar 2018	190.7	80.0	50.4	31.8	19.0	371.9
Sales	8.5	5.0	0.4	1.8	1.4	17.1
Redemptions	(9.6)	(5.6)	(1.2)	(1.3)	(2.1)	(19.8)
Net sales / (redemptions)	(1.1)	(0.6)	(0.8)	0.5	(0.7)	(2.7)
Market / FX	3.7	(2.9)	0.5	0.3	(0.7)	0.9
AUM 30 Jun 2018	193.3	76.5	50.1	32.6	17.6	370.1
Sales	6.8	6.0	1.3	2.2	1.4	17.7
Redemptions	(9.9)	(7.6)	(1.3)	(1.3)	(1.9)	(22.0)
Net sales / (redemptions)	(3.1)	(1.6)	(0.0)	0.9	(0.5)	(4.3)
Market / FX	9.0	(0.4)	2.8	1.1	(0.2)	12.3
AUM 30 Sep 2018	199.2	74.5	52.9	34.6	16.9	378.1
Sales	8.6	4.7	0.3	2.3	0.7	16.6
Redemptions	(12.7)	(6.0)	(1.4)	(2.0)	(2.9)	(25.0)
Net sales / (redemptions)	(4.1)	(1.3)	(1.1)	0.3	(2.2)	(8.4)
Market / FX	(29.2)	(1.3)	(7.5)	(2.5)	(0.7)	(41.2)
Reclassification	1.7	0.5	—	(2.2)	—	—
AUM 31 Dec 2018	167.6	72.4	44.3	30.2	14.0	328.5

Annual AUM and flows by capability

		Fixed	Quantitative
	Equities	Income	Equities	Multi-Asset	Alternatives	Total
AUM 31 Dec 2017	189.7	80.1	49.9	31.6	19.5	370.8
Sales	33.8	21.0	3.7	7.6	5.0	71.1
Redemptions	(43.9)	(24.8)	(5.3)	(5.8)	(9.4)	(89.2)
Net sales / (redemptions)	(10.1)	(3.8)	(1.6)	1.8	(4.4)	(18.1)
Market / FX	(13.7)	(4.4)	(4.0)	(1.0)	(1.1)	(24.2)
Reclassification	1.7	0.5	—	(2.2)	—	—
AUM 31 Dec 2018	167.6	72.4	44.3	30.2	14.0	328.5

Average AUM

	Three months ended			Year ended
					31 Dec
	31 Dec	30 Sep	31 Dec	31 Dec	2017
	2018	2018	2017	2018	(pro forma)
Average AUM:
Equities	179.5	197.8	185.9	190.7	172.8
Fixed Income	73.0	75.9	80.2	76.6	77.6
Quantitative Equities	47.6	52.1	49.7	50.3	48.2
Multi-Asset	32.2	33.7	30.9	32.5	29.5
Alternatives	15.5	17.3	19.4	17.6	18.4
Total	347.8	376.8	366.1	367.7	346.5

INVESTMENT PERFORMANCE

% of AUM outperforming benchmark (at 31 Dec 2018)

Capability	1 year	3 years	5 years
Equities	67%	55%	71%
Fixed Income	36%	88%	93%
Quantitative Equities	20%	11%	15%
Multi-Asset	81%	90%	91%
Alternatives	35%	94%	100%
Total	55%	61%	72%

Note: Outperformance is measured based on composite performance gross of fees vs primary benchmark, except where a strategy has no benchmark index or corresponding composite in which case the most relevant metric is used: (1) composite gross of fees vs zero for absolute return strategies, (2) fund net of fees vs primary index or (3) fund net of fees vs Morningstar peer group average or median. Non-discretionary and separately managed account assets are included with a corresponding composite where applicable.

Cash management vehicles, ETFs, Managed CDOs, Private Equity funds and custom non-discretionary accounts with no corresponding composite are excluded from the analysis. Excluded assets represent 5% of AUM as at 31 Dec 2018. Capabilities defined by Janus Henderson.

% of mutual fund AUM in top 2 Morningstar quartiles (at 31 Dec 2018)

Capability	1 year	3 years	5 years
Equities	67%	63%	85%
Fixed Income	46%	28%	57%
Quantitative Equities	98%	17%	100%
Multi-Asset	89%	89%	88%
Alternatives	26%	93%	59%
Total	65%	62%	80%

Note: Includes Janus Investment Fund, Janus Aspen Series and Clayton Street Trust (US Trusts), Janus Henderson Capital Funds (Dublin based), Dublin and UK OEIC and Investment Trusts, Luxembourg SICAVs and Australian Managed Investment Schemes. The top two Morningstar quartiles represent funds in the top half of their category based on total return. On an asset-weighted basis, 82% of total mutual fund AUM was in the top 2 Morningstar quartiles for the 10-year period ended 31 Dec 2018. For the 1-, 3-, 5- and 10-year periods ending 31 Dec 2018, 57%, 48%, 61% and 64% of the 211, 200, 181 and 146 total mutual funds, respectively, were in the top 2 Morningstar quartiles.

Analysis based on ‘primary’ share class (Class I Shares, Institutional Shares or share class with longest history for US Trusts; Class A Shares or share class with longest history for Dublin based; primary share class as defined by Morningstar for other funds). Performance may vary by share class. Rankings may be based, in part, on the performance of a predecessor fund or share class and are calculated by Morningstar using a methodology that differs from that used by Janus Henderson. Methodology differences may have a material effect on the return and therefore the ranking. When an expense waiver is in effect, it may have a material effect on the total return, and therefore the ranking for the period.

ETFs and funds not ranked by Morningstar are excluded from the analysis. Capabilities defined by JHG. © 2019 Morningstar, Inc. All Rights Reserved.

FIRST QUARTER 2019 RESULTS

Janus Henderson intends to publish its 2019 first quarter results on 2 May 2019.

FOURTH QUARTER AND FULL YEAR 2018 EARNINGS CALL INFORMATION

Chief Executive Officer, Dick Weil, and Chief Financial Officer, Roger Thompson, will present these results on 5 February 2019 on a conference call and webcast to be held at 8am EST, 1pm GMT, 12am AEDT (6 February).

Those wishing to participate should call:

United Kingdom	0800 358 6377 (toll free)
US & Canada	800 239 9838 (toll free)
Australia	1 800 573 793 (toll free)
All other countries:	+1 323 794 2551 (this is not a toll free number)
Conference ID:	9437527

Access to the webcast and accompanying slides will be available via the investor relations section of Janus Henderson’s website (www.janushenderson.com/IR).

About Janus Henderson

Janus Henderson Group (JHG) is a leading global active asset manager dedicated to helping investors achieve long-term financial goals through a broad range of investment solutions, including equities, fixed income, quantitative equities, multi-asset and alternative asset class strategies.

Janus Henderson has approximately US$329 billion in assets under management (at 31 December 2018), more than 2,000 employees, and offices in 28 cities worldwide. Headquartered in London, the company is listed on the New York Stock Exchange (NYSE) and the Australian Securities Exchange (ASX).

Investor enquiries:	Media enquiries:
John Groneman	North America:
Global Head of Investor Relations	Taylor Smith
+44 (0) 20 7818 2106	+1 303 336 5031
john.groneman@janushenderson.com	taylor.smith@janushenderson.com

Jim Kurtz	EMEA:
US Investor Relations Manager +1 (303) 336 4529	Natasha Moore +44 (0) 20 7818 3521
jim.kurtz@janushenderson.com	natasha.moore@janushenderson.com

Melanie Horton	United Kingdom: FTI Consulting
Non-US Investor Relations Manager +44 (0) 20 7818 2905	Tom Blackwell + 44 (0) 20 3727 1051
melanie.horton@janushenderson.com	tom.blackwell@FTIConsulting.com

Or	Asia Pacific: Honner
Michael Mullane
Investor Relations	+ 61 28248 3740
investor.relations@janushenderson.com	michaelmullane@honner.com.au

FINANCIAL DISCLOSURES

Results for 2017 were recast to reflect the adoption of the new revenue recognition standard to conform to the 2018 presentation; the change in presentation does not affect the Group’s reporting on an adjusted basis, as distribution expenses are netted against revenue. In addition, all prior periods reflect the reclassification of certain revenue amounts from Other revenue to Shareowner servicing fees. Pro forma results are based on the combined results of JHG as if the merger took place at the beginning of the period.

Condensed consolidated statements of comprehensive income (unaudited)

	Three months ended			Year ended
						31 Dec
	31 Dec	30 Sep	31 Dec	31 Dec	31 Dec	2017
(in US$ millions, except per share data or as noted)	2018	2018	2017	2018	2017	(pro forma)
Revenue:
Management fees	452.3	498.7	498.1	1,947.4	1,480.9	1,869.3
Performance fees	3.5	(6.0)	33.5	7.1	103.9	84.7
Shareowner servicing fees	37.0	40.2	38.3	154.2	87.3	144.5
Other revenue	52.3	48.3	51.9	197.7	146.2	197.4
Total revenue	545.1	581.2	621.8	2,306.4	1,818.3	2,295.9

Operating expenses:
Employee compensation and benefits	155.8	159.5	172.6	613.0	543.3	698.3
Long-term incentive plans	32.3	61.1	36.2	188.6	150.8	182.8
Distribution expenses	102.4	112.3	116.5	446.7	351.9	447.8
Investment administration	11.6	12.2	12.2	46.9	43.8	43.8
Marketing	12.8	7.1	9.8	37.9	31.2	62.8
General, administrative and occupancy	62.4	59.9	55.6	253.7	202.2	264.5
Depreciation and amortisation	17.8	20.8	22.3	69.8	52.8	66.7
Total operating expenses	395.1	432.9	425.2	1,656.6	1,376.0	1,766.7

Operating income	150.0	148.3	196.6	649.8	442.3	529.2

Interest expense	(4.0)	(4.0)	(4.1)	(15.7)	(11.9)	(18.7)
Investment gains (losses), net	(15.3)	(8.3)	3.0	(40.9)	18.0	19.5
Other non-operating income (expenses), net	13.5	2.3	(9.0)	68.6	(1.0)	0.5
Income before taxes	144.2	138.3	186.5	661.8	447.4	530.5
Income tax provision	(43.4)	(33.2)	285.6	(162.2)	211.0	179.6
Net income	100.8	105.1	472.1	499.6	658.4	710.1
Net loss (income) attributable to noncontrolling interests	6.0	6.1	(0.4)	24.2	(2.9)	(5.5)
Net income attributable to JHG	106.8	111.2	471.7	523.8	655.5	704.6
Less: allocation of earnings to participating stock-based awards	(2.8)	(3.0)	(12.9)	(12.7)	(17.3)	(19.9)
Net income attributable to JHG common shareholders	104.0	108.2	458.8	511.1	638.2	684.7

Basic weighted-average shares outstanding (in millions)	193.3	195.2	196.3	195.0	160.7	196.3
Diluted weighted-average shares outstanding (in millions )	194.1	195.9	197.7	195.9	162.3	197.9

Diluted earnings per share (in US$)	0.54	0.55	2.32	2.61	3.93	3.46

Adjusted statements of income (unaudited)

The following are reconciliations of US GAAP basis revenues, operating income, net income attributable to JHG and diluted earnings per share to adjusted revenues, adjusted operating income, adjusted net income attributable to JHG and adjusted diluted earnings per share.

	Three months ended			Year ended
					31 Dec
	31 Dec	30 Sep	31 Dec	31 Dec	2017
(in US$ millions, except per share data or as noted)	2018	2018	2017	2018	(pro forma)
Reconciliation of revenue to adjusted revenue
Revenue	545.1	581.2	621.8	2,306.4	2,295.9
Distribution expenses(1)	(102.4)	(112.3)	(116.5)	(446.7)	(447.8)
Adjusted revenue	442.7	468.9	505.3	1,859.7	1,848.1

Reconciliation of operating income to adjusted operating income
Operating income	150.0	148.3	196.6	649.8	529.2
Employee compensation and benefits(2)	4.4	8.1	9.6	21.4	54.1
Long-term incentive plans(2)	(0.2)	10.0	1.5	10.6	17.6
Investment administration(2)	—	—	—	0.7	—
Marketing(2)	0.1	—	(0.7)	—	28.9
General, administration and occupancy(2)	1.9	1.3	(0.7)	6.8	65.8
Depreciation and amortisation(2),(3)	9.1	12.8	14.1	36.7	36.3
Adjusted operating income	165.3	180.5	220.4	726.0	731.9

Operating margin	27.5%	25.5%	31.6%	28.2%	23.0%
Adjusted operating margin	37.3%	38.5%	43.6%	39.0%	39.6%

Reconciliation of net income attributable to JHG to adjusted net income attributable to JHG
Net income attributable to JHG	106.8	111.2	471.7	523.8	704.6
Employee compensation and benefits(2)	4.4	8.1	9.6	21.4	54.1
Long-term incentive plans(2)	(0.2)	10.0	1.5	10.6	17.6
Investment administration(2)	—	—	—	0.7	—
Marketing(2)	0.1	—	(0.7)	—	28.9
General, administration and occupancy(2)	1.9	1.3	(0.7)	6.8	65.8
Depreciation and amortisation(2),(3)	9.1	12.8	14.1	36.7	36.3
Interest expense(4)	0.9	0.8	0.7	3.1	2.7
Investment gains (losses), net(5)	—	—	(3.1)	—	(13.2)
Other non-operating income (expenses), net(4)	0.3	2.5	11.0	(46.0)	1.7
Income tax provision(6)	(5.8)	(8.1)	(356.2)	(7.5)	(394.1)
Adjusted net income attributable to JHG	117.5	138.6	147.9	549.6	504.4
Less: allocation of earnings to participating stock-based awards	(3.2)	(3.7)	(4.0)	(13.4)	(14.2)
Adjusted net income attributable to JHG common shareholders	114.3	134.9	143.9	536.2	490.2

Weighted average diluted common shares outstanding — diluted (two class) (in millions)	194.1	195.9	197.7	195.9	197.9
Diluted earnings per share (two class) (in US$)	0.54	0.55	2.32	2.61	3.46
Adjusted diluted earnings per share (two class) (in US$)	0.59	0.69	0.73	2.74	2.48

(1) Distribution expenses are paid to financial intermediaries for the distribution of JHG’s investment products. JHG management believes that the deduction of third-party distribution, service and advisory expenses from revenue in the computation of net revenue reflects the nature of these expenses, as these costs are passed through to external parties that perform functions on behalf of, and distribute, the Group’s managed AUM.

(2) Adjustments primarily represent deal and integration costs in relation to the Merger. The costs primarily represent severance costs, legal costs and consulting fees. JHG management believes these costs do not represent the ongoing operations of the Group.

(3) Investment management contracts have been identified as a separately identifiable intangible asset arising on the acquisition of subsidiaries and businesses. Such contracts are recognised at the net present value of the expected future cash flows arising from the contracts at the date of acquisition. For segregated mandate contracts, the intangible asset is amortised on a straight-line basis over the expected life of the contracts. JHG management believes these non-cash and acquisition-related costs do not represent the ongoing operations of the Group.

(4) Adjustments primarily represent fair value movements on options issued to Dai-ichi, deferred consideration costs associated with acquisitions and increased debt expense as a consequence of the fair value uplift on the debt due to acquisition accounting. JHG management believes these costs do not represent the ongoing operations of the Group. The options issued to Dai-ichi expired on 3 October 2018.

(5) Adjustments primarily relate to the gain recognised on disposal of the alternative UK small cap team (‘Volantis team’) on 1 April 2017 and adjustments related to deferred consideration costs for prior acquisitions. JHG management believes these costs do not represent the ongoing operations of the Group.

(6) The tax impact of the adjustments is calculated based on the US or foreign statutory tax rate as they relate to each adjustment. Certain adjustments are either not taxable or not tax-deductible. In addition, fourth quarter 2017 includes the impact of US tax legislation passed in December 2017.

Condensed consolidated balance sheets (unaudited)

	31 Dec	30 Sep	31 Dec
(in US$ millions)	2018	2018	2017
Assets
Cash and cash equivalents	880.4	754.8	760.1
Investment securities	291.8	310.3	280.4
Property, equipment and software, net	69.5	65.0	70.6
Intangible assets and goodwill, net	4,601.3	4,641.3	4,738.7
Assets of consolidated variable interest entities	323.9	355.2	466.7
Other assets	745.0	796.9	956.2
Total assets	6,911.9	6,923.5	7,272.7

Liabilities, redeemable noncontrolling interests and equity
Debt	319.1	319.8	379.2
Deferred tax liabilities, net	729.9	744.8	752.6
Liabilities of consolidated variable interest entities	6.5	15.0	21.5
Other liabilities	859.5	806.2	1,053.6
Redeemable noncontrolling interests	136.1	139.2	190.3
Total equity	4,860.8	4,898.5	4,875.5
Total liabilities, redeemable noncontrolling interests and equity	6,911.9	6,923.5	7,272.7

Condensed consolidated statements of cash flows (unaudited)

	Three months ended
(in US$ millions)	31 Dec 2018	30 Sep 2018	31 Dec 2017
Cash provided by (used for)
Operating activities	243.3	246.6	225.9
Investing activities	(0.4)	31.9	0.5
Financing activities	(114.4)	(182.4)	(133.6)
Effect of foreign exchange rate changes	(8.0)	(3.8)	1.7
Net change during period	120.5	92.3	94.5

STATUTORY DISCLOSURES

Associates and joint ventures

At 31 December 2018, the Group holds interests in the following associates and joint ventures managed through shareholder agreements with third party investors, accounted for under the equity method:

•                  Long Tail Alpha LLC. Ownership 20%

Basis of preparation

In the opinion of management of Janus Henderson Group plc, the condensed consolidated financial statements contain all normal recurring adjustments necessary to fairly present the financial position, results of operations and cash flows of JHG in accordance with US GAAP. Such financial statements have been prepared in accordance with the instructions to Form 10-Q pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The financial statements should be read in conjunction with the annual consolidated financial statements and notes presented in Janus Henderson Group’s Annual Report on Form 10-K for the year ended 31 December 2017, on file with the SEC (Commission file no. 001-3810). Events subsequent to the balance sheet date have been evaluated for inclusion in the financial statements through the issuance date and are included in the notes to the condensed consolidated financial statements.

Corporate governance principles and recommendations

In the opinion of the Directors, the financial records of the Group have been properly maintained, and the Condensed Consolidated Financial Statements comply with the appropriate accounting standards and give a true and fair view of the financial position and performance of the Group. This opinion has been formed on the basis of a sound system of risk management and internal control which is operating effectively.

FORWARD-LOOKING STATEMENTS DISCLAIMER

Past performance is no guarantee of future results. Investing involves risk, including the possible loss of principal and fluctuation of value.

This document includes statements concerning potential future events involving Janus Henderson Group plc that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus Henderson Group’s Annual Report on Form 10-K for the fiscal year ended 31 December 2017, on file with the Securities and Exchange Commission (Commission file no. 001-38103), including those that appear under headings such as ‘Risk Factors’ and ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’. Many of these factors are beyond the control of JHG and its management. Any forward-looking statements contained in this document are as at the date on which such statements were made. Janus Henderson Group assumes no duty to update them, even if experience, unexpected events, or future changes make it clear that any projected results expressed or implied therein will not be realised.

Annualised, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

The information, statements and opinions contained in this document do not constitute a public offer under any applicable legislation or an offer to sell or solicitation of any offer to buy any securities or financial instruments or any advice or recommendation with respect to such securities or other financial instruments.

Not all products or services are available in all jurisdictions.

Mutual funds in the US are distributed by Janus Henderson Distributors.

Please consider the charges, risks, expenses and investment objectives carefully before investing. For a US fund prospectus or, if available, a summary prospectus containing this and other information, please contact your investment professional or call 800.668.0434. Read it carefully before you invest or send money.

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